Exhibit 99




Contact:  Scott N. Greenberg
          GP Strategies Corporation
          Executive Vice President and
          Chief Financial Officer
          (212) 230-9529


    GP STRATEGIES CORPORATION ANNOUNCES THE SIGNING OF A DEFINITIVE AGREEMENT TO SELL CERTAIN ASSETS OF THE FIVE STAR GROUP, INC. TO AMERICAN DRUG COMPANY

FOR IMMEDIATE RELEASE:

     New York, New York, August 31, 1998, . . . . . . GP Strategies  Corporation
(NYSE:GPX) announced today that its wholly-owned subsidiary, the Five Star Group, Inc. (Five Star) executed a definitive agreement to sell certain of Five Star's operating assets to American Drug Company (OTC-ADRG) for approximately $17,500,000 in cash, subject to certain adjustments, and a $5,000,000 unsecured senior note. GP Strategies will use the cash proceeds of the transaction to repay Five Star's existing short-term borrowings, further reducing GP Strategies debt. Five Star is a leading distributor of home decorating, hardware and finishing products in the northeast. GP Strategies has sold approximately 9% of its interest in American Drug to the management of Five Star, bringing GP Strategies' interest in American Drug to approximately 45%. Prior to the closing of the transaction, GP Strategies will sell an additional 5% of its interest in American Drug to certain key employees of Five Star, further reducing its interest to approximately 40%. The transaction is anticipated to close in approximately 30 days and is subject to the satisfaction of certain conditions, including American Drug receiving acceptable financing from the banks and Five Star obtaining certain third party consents. There can be no assurance that the transaction will be completed.

      As a result of the proposed transaction, GP Strategies will no longer consolidate the operations of Five Star, but will instead account for Five Star as an investment. For the year ended December 31, 1997, Five Star had sales of $82,300,000.

      GP Strategies principal operating subsidiary, General Physics Corporation now, with over 2100 employees located in 75 offices worldwide, provides performance improvement services to Fortune 500 companies, manufacturing and process industries, electric power utilities, and other commercial and governmental customers.

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      The  forward-looking  statements  contained  herein reflect GP Strategies'
management's   current  view  with  respect  to  future   events  and  financial
performance. These forward -looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, all of which are difficult to predict and many of which are beyond the control of GP Strategies, including but not limited to, the risks that the sale of certain assets of Five Star to American Drug will not be completed, and those risks and uncertainties detailed in GP Strategies' periodic reports and registration statements filed with the Securities and Exchange Commission.









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